OSHKOSH CORPORATION
(a Wisconsin corporation)

2004 Incentive Stock and Awards Plan
             Stock Appreciation Rights Award

[Participant]:

[Participant Address]:

Oshkosh Corporation (the “Company”) and you hereby agree as follows:

You have been granted Stock Appreciation Rights relating to shares of Common Stock of the Company under the Oshkosh Corporation 2004 Incentive Stock and Awards Plan (the “Plan”) with the following terms and conditions:

Grant Date:

Number of Shares:

Grant Price per Share:

Expiration Date: Three years, unless terminated earlier as described in the Plan.

Vesting Schedule: Vests in full on the third anniversary of Grant Date

Your Stock Appreciation Rights will become fully vested if you terminate employment as a result of death, Disability or Retirement. You will forfeit Stock Appreciation Rights when you terminate employment for any other reason.

Settlement: As soon as practicable following the third anniversary of the Grant Date or, if earlier, the date on which your Stock Appreciation Rights become fully vested upon termination of employment as a result of death, Disability or Retirement (the “Settlement Date”), the compensation (if any) payable with respect to the Stock Appreciation Rights that are vested will be valued and paid in cash in your local currency using the spot rate on the Settlement Date, less applicable tax withholding. The value of the Stock Appreciation Rights that are vested will be equal to the product obtained by multiplying (1) the number of Shares underlying the Stock Appreciation Rights that are vested, and (2) the amount by which the Fair Market Value of a Share on the Settlement Date exceeds the Grant Price Per Share identified above. If the Fair Market Value of a Share on the Settlement Date is less than or equal to the Grant Price Per Share identified above, then no amount is payable with respect to the Stock Appreciation Rights. Following the Settlement Date, the Stock Appreciation Rights (whether or not resulting in a payment) will be cancelled. The Stock Appreciation Rights do not include the right to receive dividends or other distributions declared and paid on the Shares underlying the Stock Appreciation Rights.

This Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Stock Appreciation Rights and definitions of capitalized terms used and not defined in this Award Agreement can be found in the Plan, a copy of which is attached hereto.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be duly executed, and you have executed this Award Agreement, all as of the day and year first above written.

OSHKOSH CORPORATION

By: ___________________________ Name and Title [Typed]

Accepted:

By: ____________________________ Participant Name [Typed]

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